EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information and accompanying notes reflect the pro forma effects of:
West Williston Acquisition. On October 1, 2013, Oasis Petroleum North America LLC, a wholly owned subsidiary of Oasis Petroleum Inc. (the “Company”) completed a purchase and sale agreement (the “Purchase Agreement”) with two undisclosed private sellers (the “Sellers”), pursuant to which the Company agreed to purchase 136,000 net acres in its West Williston project area in the Williston Basin (the “West Williston Acquisition”) for aggregate consideration of approximately $1,496.4 million in cash (the “Purchase Price”), which is subject to customary post close adjustments.
Financing. In accordance with the Purchase Agreement, the Company funded the Purchase Price of the West Williston Acquisition with proceeds from the Company’s issuance of $1,000.0 million of 6.875% senior unsecured notes due 2022 (the “2022 Notes”) and borrowings under its revolving credit facility.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 presented below has been prepared based on the Company’s historical consolidated statement of operations for such period and was prepared as if the West Williston Acquisition and related financing had occurred on January 1, 2013.
Management believes that the assumptions used to prepare the unaudited pro forma condensed combined financial information and accompanying notes provide a reasonable and reliably determinable basis for presenting the significant effects directly attributable to the West Williston Acquisition and related financing. The following unaudited pro forma condensed combined statements of operations do not purport to represent what the Company’s results of operations would have been if the West Williston Acquisition and related financing had occurred on January 1, 2013. The unaudited pro forma condensed combined financial information should be read together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the historical Statements of Revenues and Direct Operating Expenses of the West Williston Acquisition and the notes thereto for the three years ended December 31, 2012 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A on November 7, 2013 and for the nine months ended September 30, 2013 and 2012 filed as Exhibit 99.1 to the Current Report on Form 8-K/A of which this Exhibit 99.2 is a part.

	Unaudited Pro Forma Condensed Combined Statement of Operations For the year ended December 31, 2013
	Oasis Historical	West Williston Acquisition Properties Pro Forma Acquisition Adjustments		West Williston Acquisition Properties Pro Forma Financing Adjustments		Oasis Pro Forma
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$1,084,412	$155,546	(a)	$—		$1,239,958
Well services and midstream revenues	57,587	—		—		57,587
Total revenues	1,141,999	155,546		—		1,297,545
Expenses
Lease operating expenses	94,634	29,820	(a)	—		124,454
Well services and midstream operating expenses	30,713	—		—		30,713
Marketing, transportation and gathering expenses	25,924	—		—		25,924
Production taxes	100,537	—		—		100,537
Depreciation, depletion and amortization	307,055	73,049	(b)	—		380,104
Exploration expenses	2,260	—		—		2,260
Impairment of oil and gas properties	1,168	—		—		1,168
General and administrative expenses	75,310	—		—		75,310
Total expenses	637,601	102,869		—		740,470
Operating income	504,398	52,677		—		557,075
Other income (expense)
Net loss on derivative instruments	(35,432)	—		—		(35,432)
Interest expense, net of capitalized interest	(107,165)	—		(47,490)	(c)	(154,655)
Other income	1,216	—		—		1,216
Total other income (expense)	(141,381)	—		(47,490)		(188,871)
Income before income taxes	363,017	52,677		(47,490)		368,204
Income tax expense (benefit)	135,058	19,595	(d)	(17,666)	(d)	136,987
Net income	$227,959	$33,082		$(29,824)		$231,217
Earnings per share:
Basic	$2.45					$2.49
Diluted	2.44					2.48
Weighted average shares outstanding:
Basic	92,867					92,867
Diluted	93,411					93,411
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 reflects the following adjustments:

a.
Revenues and direct operating expenses of the oil and natural gas properties acquired in the West Williston Acquisition (the “West Williston Acquisition Properties”) for the nine months ended September 30, 2013.

b.
Depreciation, depletion and amortization (“DD&A”) and accretion expense related to the West Williston Acquisition Properties. DD&A was calculated using the unit-of-production method under the successful efforts method of accounting, and adjusts DD&A for (1) the production volumes attributable to the West Williston Acquisition Properties for the nine months ended September 30, 2013 and (2) the revision to the Company’s DD&A rate reflecting the fair value and reserve volumes acquired in the West Williston Acquisition. The pro forma DD&A rate is $26.25 per barrel of oil equivalent for the year ended December 31, 2013. This adjustment also includes the straight-line depreciation on other property and equipment of $0.5 million and the additional accretion expense on asset retirement obligations of $0.3 million attributable to the West Williston Acquisition Properties for the nine months ended September 30, 2013.

c.
Interest expense, net of capitalized interest, and amortization of deferred financing costs associated with the 2022 Notes and borrowings under the Company’s revolving credit facility for the periods presented. Interest capitalized for the year ended December 31, 2013 includes an additional $8.2 million attributable to the West Williston Acquisition Properties and related financing. A 1/8% change in the interest rate associated with the revolving credit facility would result in a change in interest expense of approximately $0.3 million for the year ended December 31, 2013.

d.
Income tax expense for the year ended December 31, 2013 was recorded at 37.2% of pre-tax net income, respectively. The Company’s effective tax rates for the periods presented were consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.